EXHIBIT 10.11

HUNGARIAN TELEPHONE AND CABLE CORP.

2004 Long-Term Incentive Plan

HUNGARIAN TELEPHONE AND CABLE CORP.

2004 LONG-TERM INCENTIVE PLAN

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ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1    Purpose. The purpose of the Plan is to provide financial incentives for selected Employees of Hungarian Telephone and Cable Corp. (“HTCC”) and its Subsidiaries and for the non-employee Directors of HTCC, thereby promoting the long-term growth and financial success of the Company by (1) attracting and retaining employees and Directors of outstanding ability, (2) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected Employees and non-employee Directors to acquire and maintain ownership of HTCC Stock, (4) motivating Employees to achieve long-range Performance Goals and objectives, and (5) providing incentive compensation opportunities competitive with those of other corporations.

1.2    Effective Date and Expiration of Plan. The Plan is subject to approval by a majority of the votes cast at the annual meeting of Shareholders to be held on May 19, 2004, or at any adjournment thereof by the holders of shares of HTCC stock entitled to vote thereon. If so approved, the Plan shall be effective as of such date. Unless earlier terminated by the Board pursuant to Section 11.3, the Plan shall terminate on the tenth anniversary of its Effective Date. No Award shall be made pursuant to the Plan after its termination date, but Awards made prior to the termination date may extend beyond that date.

ARTICLE II

DEFINITIONS

The following words and phrases, as used in the Plan, shall have these meanings:

2.1    “Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3.3.

2.2    “Award” means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Stock Unit, Restricted Performance Stock, unrestricted HTCC Stock or Performance Unit Award or any other form of Award authorized pursuant to Section 4.1(b).

2.3    “Award Statement” means a written confirmation of an Award under the Plan furnished to the Participant.

2.4    “Board” means the Board of Directors of HTCC.

2.5    “Cause” except for purposes of Article XII, with respect to any Participant, means (i) the definition of “Cause” as set forth in any individual employment agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, and unless the Committee shall authorize a different definition of “Cause” for such Participant, then “Cause” means the termination of a Participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Company, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of the Company regarding matters relating to the business of the Company, (4) gross negligence in the performance of the Participant’s duties that has or may reasonably be expected to have an adverse effect on the business, operations, assets, properties or financial condition of the Company, (5) commission of a felony or any crime involving moral turpitude, or (6) entering into competition with the Company. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Company in its sole discretion.

2.6    “Code” means the Internal Revenue Code of 1986, as amended.

2.7    “Committee” means the Stock Option—Compensation Committee of the Board or a subcommittee thereof.

2.8    “Company” means Hungarian Telephone and Cable Corp. and all of its Subsidiaries on and after the Effective Date.

2.9    “Deferred Account” means an account established for a Participant under Section 10.1.

2.10    “Deferred Compensation Plan” means any deferred compensation plan established by the Company in which the Participants may participate.

2.11    “Director” means a member of the Board of Directors of HTCC.

2.12    “Effective Date” means the date on which the Plan is approved by the shareholders of HTCC, as provided in Section 1.2.

2.13    “Employee” means a salaried employee of the Company.

2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15    “Fair Market Value” means, when used with reference to HTCC Stock, “fair market value” determined pursuant to a valuation methodology approved by the Committee or, if the Committee does not approve a different valuation methodology, means, on any day, the daily closing price of a share of HTCC Stock on the American Stock Exchange, or, if the shares are not listed or admitted to trading on such exchange, on the principal United States securities exchange or on the NASDAQ/NMS on which the shares are listed or admitted to trading, or if the shares are not listed or admitted to trading on any such exchange or on the NASDAQ/NMS, the mean between the closing high bid and low asked quotations with respect to a share on such dates on the National Association of Securities Dealers, Inc. Automated Quotations System, or any similar system then in use, or if no such quotations are available, the fair market value on such date of a share as the Committee shall determine.

2.16    “Fiscal Year” means the fiscal year of the Company, which, as of the date the Plan was approved by the Board, is the year ending December 31.

2.17    “HTCC” means Hungarian Telephone and Cable Corp., a Delaware corporation.

2.18    “HTCC Stock” means common stock, par value $0.001 of Hungarian Telephone and Cable Corp.

2.19    “Incentive Stock Option” means an option within the meaning of Section 422 of the Code.

2.20    “Nonqualified Stock Option” means an option granted under the Plan other than an Incentive Stock Option.

2.21    “Option” means either a Nonqualified Stock Option or an Incentive Stock Option to purchase HTCC Stock.

2.22    “Option Price” means the price at which HTCC Stock may be purchased under an Option as provided in Section 5.4, or in the case of a SAR granted under Section 5.8, the price determined in such Section 5.8.

2.23    “Participant” means a Employee or a non-employee Director to whom an Award has been made under the Plan or a Transferee.

2.24    “Performance Goals” means goals established by the Committee pursuant to Section 4.5.

2.25    “Performance Period” means a period of time over which performance is measured.

2.26    “Performance Unit” means the unit of measure determined under Article IX by which is expressed the value of a Performance Unit Award.

2.27    “Performance Unit Award” means an Award granted under Article IX.

2.28    “Personal Representative” means the person or persons who, upon the death, disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or SAR or the right to any Restricted Stock Award, Restricted Stock Unit Award or Performance Unit Award theretofore granted or made to such Participant.

2.29    “Plan” means this Hungarian Telephone and Cable Corp. 2004 Long-Term Incentive Plan.

2.30    “Predecessor Plans” means the Hungarian Telephone and Cable Corp. 2002 Incentive Stock Option Plan, as amended, and the Hungarian Telephone and Cable Corp. Non-Employee Director Stock Option Plan, as amended.

2.31    “Restricted Performance Stock” means HTCC Stock subject to Performance Goals.

2.32    “Restricted Stock” means HTCC Stock subject to the terms and conditions provided in Article VI and including Restricted Performance Stock.

2.33    “Restricted Stock Award” means an Award of Restricted Stock granted under Article VI.

2.34    “Restricted Stock Unit” means a contractual undertaking by the Company to deliver to the Participant one share of HTCC Stock (or its equivalent value in cash) on a specified settlement date, subject to the terms and conditions provided in Article VI. Each Restricted Stock Unit awarded to a Participant shall correspond to one share of HTCC Stock.

2.35    “Restricted Stock Unit Award” means an Award of a Restricted Stock Unit granted under Article VI

2.36    “Restriction Period” means a period of time determined under Section 6.2 during which Restricted Stock or Restricted Stock Awards, or Restricted Stock Units or Restricted Stock Unit Awards, are subject to the terms and conditions provided in either Section 6.3 or Section 6.4.

2.37    “SAR” means a stock appreciation right granted under Section 5.8.

2.38    “Shares” means shares of HTCC Stock.

2.39    “Shareholders” means the Shareholders of HTCC.

2.40    “Stock Option” means a Incentive Stock Option or a Nonqualified Stock Option.

2.41    “Subsidiary” means a corporation or other entity the majority of the voting stock of which is owned directly or indirectly by HTCC.

2.42    “Transferee” means a person to whom a Participant has transferred his or her rights to an Award under the Plan in accordance with Section 11.1 and procedures and guidelines adopted by the Company.

ARTICLE III

ADMINISTRATION

3.1    Committee to Administer. The Plan shall be administered by the Committee.

3.2    Powers of Committee.

(a) The Committee shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. The Committee’s decisions shall be final and conclusive with respect to the interpretation of the Plan and any Award made under it.

(b) Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those Employees who shall receive an Award, the time or times when such Award shall be made, the vesting schedule, if any, for the Award and the type of Award to be granted, the number of shares to be subject to each Award of Options, SARs, Restricted Stock, Restricted Stock Units, and unrestricted HTCC Stock and the value of each Performance Unit.

(c) The Committee shall determine and set forth in an Award Statement the terms of each Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Statement, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan. The

Committee may, in its discretion, accelerate (i) the date on which any Option or SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award or a Restricted Stock Unit Award, or (iii) the end of a Performance Period under a Performance Unit Award, if the Committee determines that to do so will be in the best interests of the Company and the Participants in the Plan.

3.3    Delegation by Committee. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code, or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) to interpret the Plan or any Award, or (iii) under Section 11.3 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times the Administrator appointed under this Section 3.3 shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

ARTICLE IV

AWARDS

4.1    Awards.

(a) Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Restricted Performance Stock, unrestricted HTCC Stock and Performance Units and any other form of Award that the Committee authorizes pursuant to Section 4.1(b). All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. Awards under a particular section of the Plan need not be uniform and Awards under two or more sections may be combined in one Award Statement. Any combination of Awards may be granted at one time and on more than one occasion to the same Employee. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards.

(b) The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole, or in part, on the value or future value of HTCC Stock, for the acquisition or future acquisition by Participants of HTCC

Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of HTCC Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

4.2    Eligibility for Awards. An Award may be made to any Employee selected by the Committee. In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the respective Employee, his or her present and potential contributions to the success of the Company, the value of his or her services to the Company, and such other factors deemed relevant by the Committee. Non-employee Directors are eligible to receive Awards pursuant to Article VII.

4.3    Shares Available Under the Plan.

(a)    Subject to rules set forth in Section 4.3(b) and to adjustment as provided in Section 11.2, the total number of Shares that may be issued pursuant to the Plan (the “Section 4.3(a) Limit”) shall not exceed (i) 1,000,000 plus (ii) the number of Shares that remain available for issuance under the Predecessor Plans as of the date this Plan is approved by Shareholders (increased by any shares of HTCC Stock subject to any award (or portion thereof) outstanding under the Predecessor Plans on such date which lapses, expires or is otherwise terminated without the issuance of such HTCC Stock or is settled by delivery of consideration other than HTCC Stock).

(b)    For purposes of determining the number of Shares that remain available for issuance pursuant to the Plan, the following rules shall apply:

(i)    In connection with the granting of an Award (other than an Award denominated in dollars), the number of Shares in respect of which the Award is granted or denominated shall be counted against the Section 4.3(a) Limit;

(ii)    If any Shares subject to an Award are forfeited or if any Award based on Shares is settled for cash, or expires or otherwise is terminated without issuance of such Shares (excluding Shares subject to an Option cancelled upon the exercise of a related SAR), the Shares subject to such Award shall, to the extent of such cash settlement, forfeiture or termination, be added back to the Section 4.3(a) Limit and be available for future Awards under the Plan;

(iii)    There shall be added back to the Section 4.3(a) Limit, and there shall again be available for future Awards, Shares that are

(A)    tendered in payment of the Option Price of Options or the exercise price of other Awards or the tax or other withholding obligations arising upon exercise, vesting or settlement of an Award;

(B)    withheld from any Award to satisfy a Participant’s tax or other withholding obligations or, if applicable, to pay the Option Price of an Option or the exercise price of other Awards; or

(C)    acquired by the Company on the open market using the cash proceeds received by the Company from the exercise of Options granted under the Plan; provided, however, that there shall not be added back to the Section 4.3(a) Limit pursuant to this Section 4.3(b)(iii)(C) in respect of any Option a number of Shares greater than (x) the amount of such cash proceeds, divided by (y) the Fair Market Value on the date of exercise of the Option;

(iv)    Anything to the contrary in this Section 4.3(b) notwithstanding, if a SAR is settled in whole or in part in Shares, the excess, if any, of the number of Shares subject to the SAR over the number of Shares delivered to the Participant upon exercise of the SAR shall be added back to the Section 4.3(a) Limit and shall again be available for future Awards.

(c)    Any shares of HTCC Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or Shares purchased in the open market or otherwise.

4.4    Limitation on Awards. The maximum aggregate dollar value of Restricted Stock, Restricted Stock Units and Performance Units awarded to any Employee with respect to a Performance Period may not exceed $5 million for each Fiscal Year included in such Performance Period. The maximum number of shares for which Options may be granted to any Participant in any one Fiscal Year shall not exceed 500,000.

4.5    General Performance Goals. Prior to the beginning of a Performance Period the Committee will establish in writing Performance Goals for the Company. The goals will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate: earnings per share, net earnings, operating earnings, EBITDA, unit volume, number of access lines, net sales, market share, balance sheet measurements, revenue, customers, economic profit, cash flow, cash return on assets, shareholder return, return on equity, and return on capital. In addition, for any Awards not intended to meet the requirements of Section 162(m) of the Code, the Committee may establish goals based on other performance criteria as it deems appropriate. The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of Performance Goals.

4.6    Awards in Lieu of Salary or Bonus. The Committee may, in its sole discretion, and on such terms and conditions as the Committee may prescribe, give Participants the opportunity to receive Awards in lieu of future salary, bonus or other compensation.

ARTICLE V

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    Award of Stock Options. The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award Stock Options (which may, in the discretion of the Committee be Incentive Stock Options or Nonqualified Stock Options) to any Employee.

5.2    Period of Option.

(a)    An Option granted under the Plan shall be exercisable in accordance with any vesting schedule approved by the Committee. The Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of Performance Goals pursuant to Section 4.5. After the Option vests, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related Award Statement (but exercise may be subject to a Participant’s compliance with employee trading or similar policies adopted by the Company). Subject to Section 5.6, the duration of each Option shall not be more than ten years from the date of grant.

(b)    Except as provided in Section 5.6, a Participant may not exercise an Option unless such Participant is then, and continually (except for sick leave, military service, or other approved leave of absence) after the grant of the Option has been, an employee or Director of the Company.

5.3    Award Statement or Agreement. Each Option shall be evidenced by an Award Statement or an option agreement.

5.4    Option Price, No Repricing, Exercise and Payment. The Option Price of HTCC Stock under each Option shall be determined by the Committee but shall be a price not less than 100 percent of the average Fair Market Value of HTCC Stock for the twenty (20) trading days immediately prior to the date such Option is granted, as determined by the Committee.

The Committee may not (i) amend an Option to reduce its Option Price, (ii) cancel an Option and regrant an Option with a lower Option Price than the original Option Price of the cancelled Option, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option, provided that nothing in this Section 5.4 shall prevent the Committee from making adjustments pursuant to Section 11.2.

Vested Options may be exercised from time to time by giving written notice to the Treasurer, Secretary, or General Counsel of the Company, or his or her designee, specifying the number of shares to be purchased. The Option Price for every Share purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date of the Shares issued pursuant to the exercise of the Option (i) in cash or in whole or in part through the transfer to the Company of shares of HTCC Stock in accordance with procedures established by the Committee from time to time. A Participant may also pay the Option Price in whole or in part pursuant to a “net share settlement” (“net exercise”) pursuant to which the participant elects to have shares of HTCC Stock withheld upon exercise to pay the Option Price in accordance with procedures established by the Committee from time to time. In addition, in accordance with the rules and procedures established by the Committee for this purpose, an Option may also be exercised through a “cashless exercise” procedure involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the Shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option Price and/or to satisfy withholding tax obligations related to the Option.

In the event such Option Price is paid in whole or in part with Shares, the portion of the Option Price so paid shall be equal to the value, as of the date of exercise of the Option, of such

Shares. The value of such Shares shall be equal to the number of such Shares multiplied by the Fair Market Value of such Shares on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day). The Company shall not issue or transfer HTCC Stock upon exercise of an Option until the Option Price is fully paid. Subject to such rules as the Committee may determine from time to time, a Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Shares to be delivered for the payment of such taxes.

5.5    Limitations on Incentive Stock Options. Each provision of the Plan and each Award Statement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an “incentive stock option” as defined in Section 422 of the Code, and any provisions of the Award Statement thereof that cannot be so construed shall be disregarded.

5.6    Termination of Employment. Subject to Article XII, the following provisions will govern the ability of a Participant to exercise any outstanding Options or SARs following the Participant’s termination of employment with the Company unless the Committee determines otherwise with respect to any individual Option or SAR.

(a) If the employment of a Participant with the Company is terminated for reasons other than (i) death, (ii) discharge for Cause, (iii) retirement, or (iv) resignation, such Participant’s outstanding SARs or Options may be exercised at any time within three years after such termination, to the extent of the number of shares covered by such Options or SARs which were exercisable at the date of such termination; except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.

(b) If the employment of a Participant with the Company is terminated for Cause, any Options or SARs of such Participant (whether or not then exercisable) shall expire and any rights thereunder shall terminate immediately.

(c) If the employment of a Participant is terminated due to resignation and the Participant is not eligible to retire under any Company pension plan, such Participant’s outstanding Options or SARs may be exercised at any time within three years of such resignation to the extent that the number of shares covered by such Options or SARs were exercisable at the date of such resignation, except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.

(d) Should a Participant, who is not eligible to retire under any Company pension plan, die either while in the employ of the Company or after termination of such employment (other than discharge for Cause), the SARs or Options of such deceased Participant may be exercised by his or her Personal Representative at any time within three years after the Participant’s death to the extent of the number of shares covered by such Options or SARs which were exercisable at the date of such death, except that an Option or SARs shall not be exercisable on any date beyond the expiration date of such Option or SAR.

(e) Should a Participant who is eligible to retire under any Company pension plan die prior to the vesting of his or her outstanding Options or SARs, any installment or installments not then exercisable shall become fully exercisable as of the date of the Participant’s death and the SARs or Options may be exercised by the Participant’s Personal Representative at any time prior to the expiration date of such Options or SARs.

(f) Should a Participant who has retired die prior to exercising all of his or her outstanding Options or SARs, then such SARs and Options may be exercised by the Participant’s Personal Representative at any time prior to the expiration date of such Options or SARs.

(g) If a Participant who was granted an Option or SAR dies within 180 days of the expiration date of such Option or SAR, and if on the date of death the Participant was entitled to exercise such Option or SAR, including Options and SARs vested pursuant to Section 5.6(e), and if the Option or SAR expired without being exercised, the Personal Representative of the Participant shall receive in settlement a cash payment from the Company of a sum equal to the amount, if any, by which the Fair Market Value (determined on the expiration date of the Option or SAR) of HTCC Stock subject to the Option or SAR exceeds the Option Price.

(h) Notwithstanding any other provision of this Section 5.6, if a Participant’s employment with the Company terminates (except for a termination for Cause which is governed by Section 5.6(b)) prior to the vesting of all Options and SARs, and if the Participant is eligible to retire under any Company pension plan at the date of such termination, any installment or installments not then exercisable shall become fully exercisable as of the effective date of such termination and may be exercised at any time prior to the expiration date of such Options or SARs. If the Participant receives severance payments from the Company and becomes eligible to retire during the severance payment period, all of the Participant’s Options and SARs shall become fully exercisable as of the date of such Participant’s retirement eligibility date and may be exercised at any time prior to the expiration date of such Options or SARs.

5.7    Shareholder Rights and Privileges. A Participant shall have no rights as a Shareholder with respect to any Shares covered by an Option until the issuance of such Shares to the Participant.

5.8    Award of SARs.

(a) The Committee may award to a Participant to whom it awards an Option a SAR related to the Option. The Committee may also award SARs that are unrelated to any Option. For a SAR related to an Option, the Option Price of the SAR shall be the same as the Option Price of the related Option as determined in Section 5.4. For a SAR unrelated to any Option, the Option Price of the SAR shall be determined by the Committee but shall be a price not less than 100 percent of the average Fair Market Value of HTCC Stock for the twenty (20) trading days immediately prior to the date such SAR is granted, as determined by the Committee.

(b) The SAR shall represent the right to receive payment of an amount equal to the amount by which the Fair Market Value of one share of HTCC Stock on the trading day immediately preceding the date of exercise of the SAR exceeds the Option Price of such SAR multiplied by the number of Shares covered by the SAR.

(c) SARs awarded under the Plan shall be evidenced by an Award Statement or agreement between the Company and the Participant.

(d) The Committee may prescribe conditions and limitations on the exercise or transferability of any SAR, including the full or partial attainment of Performance Goals pursuant to Section 4.5. SARs may be exercised only when the value of a share of HTCC Stock exceeds the Option Price. Such value shall be determined in the manner specified in Section 5.8(b).

(e) A SAR shall be exercisable by written notice to the Treasurer, Secretary, or General Counsel of the Company or his or her designee or by such other procedure as the Committee may determine.

(f) To the extent not previously exercised, all SARs shall automatically be exercised on the last trading day prior to their expiration, so long as the value of a share of HTCC Stock exceeds the Option Price, unless prior to such day the holder instructs the Treasurer otherwise in writing. Such value shall be determined in the manner specified in Section 5.8(b).

(g) Payment of the amount to which a Participant is entitled upon the exercise of a SAR shall be made in cash, HTCC Stock, or partly in cash and partly in HTCC Stock at the discretion of the Committee. The Shares shall be valued in the manner specified in Section 5.8(b). If paid in HTCC Stock, the Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the shares of HTCC Stock to be delivered for the payment of such taxes.

(h) Each SAR shall expire on a date determined by the Committee at the time of grant. No SAR shall have a term of more than 10 years from the date of grant.

ARTICLE VI

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

6.1    Award of Restricted Stock and Restricted Stock Units. The Committee may make a Restricted Stock Award and/or a Restricted Stock Unit Award to any Employee, subject to this Article VI and to such other terms and conditions as the Committee may prescribe.

6.2    Restriction Period. At the time of making a Restricted Stock Award or a Restricted Stock Unit Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each such Award may have a different Restriction Period, in the discretion of the Committee.

6.3    Settlement of Restricted Stock Units; Other Terms. On the date on which Restricted Stock Units vest, all restrictions contained in the Agreement covering such Restricted Stock Units and in the Plan shall lapse as to such Restricted Stock Units and the Restricted Stock Units will be payable, at the discretion of the Committee, in HTCC Common Stock, in cash equal to the Fair Market Value of the Shares subject to such Restricted Stock Units or in a combination of HTCC Common Stock and cash. Restricted Stock Units paid in HTCC Common Stock may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws. Subject to such rules as the Committee may determine from time to time, a Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Restricted Stock Unit Award to be delivered for the payment of such taxes. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Unit Award including the attainment of Performance Goals in accordance with Section 4.5. The Committee may also provide for the Participants to receive payment of dividend equivalents on outstanding Restricted Stock Units.

6.4    Other Terms and Conditions of Restricted Stock. HTCC Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award, unless the Participant has elected to defer pursuant to Section 10.1. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and shall have all other Shareholder’s rights, with the exception that (i) the Participant will not be entitled to delivery of the stock certificate during the Restriction Period, (ii) the Company will retain custody of the Restricted Stock during the Restriction Period, and (iii) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. Subject to such rules as the Committee may determine from time to time, a Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Restricted Stock Award to be delivered for the payment of such taxes. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with Section 4.5.

6.5    Restricted Stock/Restricted Stock Unit Award Statement or Agreement. Each Restricted Stock Award and Restricted Stock Unit Award shall be evidenced by an Award Statement or an agreement.

6.6    Termination of Employment. Subject to Article XII, the Committee may, in its sole discretion, establish rules pertaining to the Restricted Stock Award or the Restricted Stock Unit Award in the event of termination of employment (by retirement, disability, death, or otherwise) of a Participant prior to the expiration of the Restriction Period. If the employment of a Participant with the Company is terminated for Cause, any non-vested Restricted Stock Awards and Restricted Stock Unit Awards of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

6.7    Payment for Restricted Stock and Restricted Stock Units. Restricted Stock Awards and Restricted Stock Unit Awards may be made by the Committee under which the Participant shall not be required to make any payment for the HTCC Stock or, in the alternative, under which the Participant, as a condition to the Restricted Stock Award or Restricted Stock Unit Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the HTCC Stock, determined as of the date the Restricted Stock Award or Restricted Stock Unit Award is made. If the latter, such purchase price shall be paid in cash or such other form of consideration as provided in the Award Statement.

ARTICLE VII

AWARDS FOR NON-EMPLOYEE DIRECTORS

7.1    Award to Non-Employee Directors. The Board will approve the compensation of non-employee Directors and such compensation may consist of Awards under the Plan. The Board retains the discretionary authority to make Awards to non-employee Directors. All such Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Board deems appropriate. The Board may, in its sole discretion, subject to such terms and conditions as the Board may prescribe, give non-employee Directors the opportunity to receive an Option Award in lieu of future cash compensation or other types of Awards.

7.2    Election by Non-employee Directors to Receive HTCC Stock. Each non-employee Director may elect to receive all or a portion of any cash compensation for service on the Board or any committee of the Board in shares of HTCC Stock, which will be issued quarterly. Only whole numbers of Shares will be issued. For purposes of computing the number of shares earned and their taxable value each quarter, the value of each Share shall be equal to the Fair Market Value of a Share of HTCC Stock on the last business day of the quarter. If a Participant dies prior to payment of all shares earned, the balance due shall be payable in full to the Participant’s designated beneficiary under the Deferred Compensation Plan, or, if none, to the Participant’s estate, in cash.

7.3    No Right to Continuance as a Director. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board, the Committee or the Administrator under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s Shareholders or (ii) to be evidence of any agreement or understanding, express or implied, that the Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

ARTICLE VIII

UNRESTRICTED HTCC STOCK AWARDS FOR EMPLOYEES

8.1    The Committee may make awards of unrestricted HTCC Stock to Employees in recognition of outstanding achievements or as an additional award for Employees who receive Restricted Stock Awards or Restricted Stock Unit Awards when Performance Goals are exceeded. Subject to such rules as the Committee may determine from time to time, a Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the shares of HTCC Stock to be delivered for the payment of such taxes.

ARTICLE IX

AWARD OF PERFORMANCE UNITS

9.1    Award of Performance Units. The Committee may award Performance Units to any Employee. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.

9.2    Performance Period. At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

9.3    Performance Measures. Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals in accordance with Section 4.5.

9.4    Performance Unit Value. Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of HTCC Stock.

9.5    Award Criteria. In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

9.6    Payment.

(a) Following the end of Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee. The Committee shall have discretion to decrease (but not to increase) the amount paid to a Participant based upon achievement of the Performance Goals.

(b) Payment of Performance Units shall be made in cash, whether payment is made at the end of the Performance Period or is deferred pursuant to Section 10.1, except that Performance Units which are measured using HTCC Stock shall be paid in HTCC Stock. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.

9.7    Termination of Employment.

(a) Subject to Article XII, a Performance Unit Award shall terminate for all purposes if the Participant does not remain continuously in the employ of the Company at all times during the applicable Performance Period, except as may otherwise be determined by the Committee.

(b) In the event that a Participant holding a Performance Unit ceases to be an employee of the Company following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Unit.

9.8    Performance Unit Award Statements or Agreements. Each Performance Unit Award shall be evidenced by an Award Statement or agreement.

ARTICLE X

DEFERRAL OF PAYMENTS

10.1    Election to Defer. Subject to such rules as the Committee may prescribe from time to time, a Participant may elect to defer all or a portion of any earned Performance Units, Restricted Stock, Restricted Stock Units, unrestricted HTCC Stock or gain on any exercised Option or SAR pursuant to the terms of any Deferred Compensation Plan. The value of the Performance Units, Restricted Stock, Restricted Stock Units, unrestricted HTCC Stock or Option or SAR gain so deferred shall be allocated to a Deferred Account established for the Participant under any Deferred Compensation Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1    Limits as to Transferability.

(a) The Committee, may, in its discretion, permit a Nonqualified Stock Option to be transferred by the Participant, subject to such terms and conditions as the Committee shall specify. Any Nonqualified Stock Option so transferred may not be subsequently transferred by the Transferee except by will or the laws of descent and distribution. Such transferred Nonqualified Stock Option shall continue to be governed by and subject to the terms and conditions of the Plan and the corresponding Award Statement.

(b) Incentive Stock Options shall not be transferable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. Notwithstanding the previous sentence, the Committee may in its discretion permit the transfer of an Incentive Stock Option by the Participant to a trust if, under Section 671 of the Code and applicable state law, the Participant is the sole beneficial owner of such Incentive Stock Option while it is held in trust.

(c) Unless otherwise provided by the Committee, no SAR (except for any SAR issued in tandem with an Option), share of Restricted Stock, Restricted Stock Unit, or Performance Unit under the Plan shall be transferable by the Participant other than by will or the laws of descent and distribution.

(d) Any transfer or purported transfer contrary to this Section 11.1 will nullify the Option, SAR, Performance Unit, Restricted Stock Unit, or share of Restricted Stock.

11.2    Adjustments Upon Corporate Changes. In case of any reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend, extraordinary cash dividend, distribution, combination of shares, merger, consolidation, spin-off, rights offering, or any other changes in the corporate structure or shares of the Company, appropriate adjustments may be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in Deferred Accounts and in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares and the price per share subject to outstanding Options or which may be issued under outstanding Restricted Stock Awards or Restricted Stock Unit Awards or pursuant to unrestricted HTCC Stock Awards. The Committee may also make such adjustments as it considers appropriate to the terms of any Awards under the Plan, subject to Article XII, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis, including modifications of Performance Goals and changes in the length of Performance Periods. Any such adjustments made by the Committee pursuant to this Section 11.2 shall be conclusive and binding for all purposes under the Plan.

11.3    Amendment, Suspension, and Termination of Plan.

(a) The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendment will be effective without Shareholder approval if such approval is required by law or under the rules of the American Stock Exchange or other principal stock exchange on which the HTCC Stock is listed. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Options, SARs, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby.

(b) Subject to Sections 4.1 and 5.4, the Committee may amend or modify any outstanding Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, or Performance Unit Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, to remove the restrictions on Restricted Stock Units, or to modify the manner in which Performance Units are determined and paid.

11.4    Nonuniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Employees to receive Awards, (ii) the form, amount, and timing of such Awards, (iii) the terms and provisions of such Awards and (iv) the Award Statements evidencing the same, need not be uniform and may be made by it selectively among Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such Employees are similarly situated.

11.5    General Restriction. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of HTCC Stock subject or related thereto upon any securities exchange or under any state or federal law (ii) the consent or approval of any government or regulatory body, or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.6    No Right To Employment. None of the actions of the Company in establishing the Plan, the action taken by the Company, the Board, the Committee or the Administrator under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Company to retain any person in the employ of the Company, or (ii) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee for any period of time or at any particular rate of compensation.

11.7    Governing Law. The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Statement. All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

11.8    Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company’s general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

ARTICLE XII

CHANGE IN CONTROL OF THE COMPANY

12.1    Contrary Provisions. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XII shall govern and supersede any inconsistent terms or provisions of the Plan.

12.2    Definitions.

(a) Change in Control. For purposes of the Plan, “Change in Control” shall mean any of the following events:

(i) The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”); or

(ii) The individuals who, as of May 19, 2004, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board; provided, however, that if the election, or nomination for election by the Company’s Shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) The consummation of a merger or consolidation involving the Company if the Shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than sixty-five percent (65%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iv) Approval by Shareholders of the Company of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

(v) Acceptance of Shareholders of the Company of shares in a share exchange if the Shareholders of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than sixty-five percent (65%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding anything contained in this Plan to the contrary, if a Participant’s employment is terminated by the Company without Cause within one year prior to a Change in Control and such termination (i) was at the request of a third party who effectuates a Change in Control or (ii) otherwise occurred in connection with or in anticipation of, a Change in Control, then for purposes of this Article XII only, the date of a Change in Control shall mean the date immediately prior to the date of such Participant’s termination of employment.

(b) Cause. For purposes of this Article XII only, with respect to any Participant, (i) “Cause” shall be defined as set forth in any individual agreement applicable to a Participant, or (ii) in the case of a Participant who does not have an individual agreement that defines Cause, then Cause shall mean the termination of a Participant’s employment by reason of his or her (A) conviction of a felony or (B) engaging in conduct which constitutes willful gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Company.

(c) Good Reason. For purposes of this Article XII, with respect to any Participant, (i) “Good Reason” shall be defined as set forth in any individual agreement applicable to a Participant, or (ii) in the case of a Participant who does not have an individual agreement that defines Good Reason, then Good Reason shall mean any of the following events or conditions:

(i) a reduction in the Participant’s base salary or any failure to pay the Participant any compensation or benefits to which he or she is entitled within thirty (30) days of the date due;

(ii) the Company requiring the Participant to be based at any place outside a 50-mile radius from his or her site of employment prior to the Change in Control, except for reasonably required travel on the Company’s business which is not greater than such travel requirements prior to the Change in Control;

(iii) the failure by the Company to provide the Participant with compensation and benefits, in the aggregate, substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under compensation or employee benefit plans, programs and practices as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

(iv) any purported termination of the Participant’s employment for Cause which does not comply with the requirements of the definition of “Cause” as set forth in Section 12.2(b); or

(v) the failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform the Plan.

12.3    Effect of Change in Control on Certain Awards.

(a) If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Options, SARs, Restricted Stock (other than Restricted Performance Stock), or Restricted Stock Units or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards shall become immediately and fully exercisable (or in the case of Restricted Stock or Restricted Stock Units, fully vested and all restrictions will immediately lapse). In addition, the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the outstanding Options, SARs, Restricted Stock (other than Restricted Performance Stock), or Restricted Stock Units upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company’s securities relating to such Awards. Notwithstanding the foregoing, any Option intended to be an Incentive Stock Option under Section 422 of the Code shall be adjusted in a manner to preserve such status.

(b) If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock (other than Restricted Performance Stock), or Restricted Stock Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards or such substitutes therefore shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(c) If (i) the employment of a Participant with the Company is terminated (A) without Cause (as defined in Section 12.2(b)) or (B) by the Participant for Good Reason, in either case within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock (other than Restricted Performance Stock), or Restricted Stock Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all outstanding Options, SARs, Restricted Stock (other than Restricted Performance Stock), or Restricted Stock Units shall become immediately and fully exercisable (or in the case of Restricted Stock or Restricted Stock Units, fully vested and all restrictions will immediately lapse).

(d) If (i) the employment of a Participant with the Company is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock (other than Restricted Performance Stock), or Restricted Stock Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then any Options or SARs of such Participant shall expire, and any non-vested Restricted Stock or Restricted Stock Units shall be forfeited, and any rights under such Awards shall terminate immediately.

(e) Outstanding Options or SARs which vest in accordance with Section 12.3, may be exercised by the Participant in accordance with Section 5.6 or Section 5.7; provided, however, that a Participant whose Options or SARs become exercisable in accordance with Section 12.3(c) may exercise a SAR or an Option at any time within three years after such termination, except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR, provided, further that any Participant who is eligible to retire at the date of such termination (or during any period during which such Participant receives severance payments) may exercise his or her Options or SARs in accordance with Section 5.6(h)), and provided, further, that in the event of a Participant’s death after such termination the exercise of Options and SARs shall be governed by Sections 5.6(d)(f) or (g), as the case may be.

12.4    Effect of Change in Control on Restricted Performance Stock and Performance Units.

(a) If the Company is not the surviving corporation following a Change in Control, and the Acquiror does not assume the Restricted Performance Stock or the Performance Units or does not substitute equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards) for such Awards, then the Participant shall (i) become vested in, and restrictions shall lapse on, the greater of (A) seventy-five percent (75%) of the Restricted Performance Stock or Performance Units or (B) a pro rata portion of such Restricted Performance Stock or Performance Units based on the portion of the Performance Period that has elapsed to the date of the Change in Control and the aggregate vesting percentage determined pursuant to this clause (B) shall be applied to vesting first such Awards granted the farthest in time preceding the Change in Control and (ii) be entitled to receive (A) in respect of all Performance Units which become vested and with respect to which the restrictions lapse as a result of such Change in Control, a cash payment within thirty (30) days after such Change in Control equal to the product of the then current value of a Performance Unit multiplied by the number of Performance Units which become vested and with respect to which restrictions lapse in accordance with this subparagraph (a) and (B) in respect of all shares of Performance Restricted Stock which become vested and with respect to which restrictions lapse as a result of such Change in Control, the prompt delivery of such Shares; provided, however, that the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the vested Restricted Performance Stock upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company’s securities relating to such Award.

(b) If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then all such Awards or such substitutes therefore shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(c) If (i) the employment of a Participant with the Company is terminated (A) without Cause or (B) by the Participant for Good Reason, in either case within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then the Participant shall (i) become vested in, and restrictions shall lapse on, the greater of (A) seventy-five percent (75%) of the Restricted Performance Stock or Performance Units or (B) a pro rata portion of such Restricted Performance Stock or Performance Units based on the portion of the Performance Period that has elapsed to the date of the termination of employment and the aggregate vesting percentage determined pursuant to this clause (B) shall be applied to vesting first such Awards granted the farthest in time preceding the termination of employment and (ii) be entitled to receive (A) in respect of all Performance Units which become vested and with respect to which the restrictions lapse as a result of such termination of employment, a cash payment within thirty (30) days after such termination of employment equal to the product of the then current value of a Performance Unit multiplied by the number of Performance Units which become vested and with respect to which restrictions lapse in accordance with this subparagraph (c) and (B) in respect of all shares of Performance Restricted Stock which become vested and with respect to which restrictions lapse as a result of such termination of employment, the prompt delivery of such Shares.

(d) If (i) the employment of a Participant with the Company is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then any non-vested Performance Restricted Stock or non-vested Performance Units of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

(e) With respect to any shares of Performance Restricted Stock or Performance Units which do not become vested under Section 12.4(a) (the “Continuing Awards”), such shares or units (or the proceeds thereof) shall continue to be outstanding for the remainder of the applicable Performance Period (as if such shares or units were the only shares or units granted in respect of each such Performance Period) and subject to the applicable Performance Goals as modified in accordance with the provisions hereof.

12.5    Amendment or Termination.

(a) This Article XII shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of any Participant under the Plan.

(b) For a period of twenty-four (24) months following a Change in Control, the Plan shall not be terminated (unless replaced by a comparable long-term incentive plan) and during such period the Plan (or such replacement plan) shall be administered in a manner such that Participants will be provided with long-term incentive awards producing reward opportunities generally comparable to those provided prior to the Change in Control. Any amendment or termination of the Plan prior to a Change in Control which (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, shall be null and void and shall have no effect whatsoever.

(c) Following a Change in Control, the Plan shall be amended as necessary to make appropriate adjustments to the Performance Goals for the Continuing Awards for (i) any negative effect that the costs and expenses incurred by the Company in connection with the Change in Control may have on the achievement of Performance Goals under the Plan and (ii) any changes to the Company (including, but not limited to, changes in corporate structure, capitalization and increased interest expense as a result of the incurrence or assumption by the Company of acquisition indebtedness) following the Change in Control so as to preserve the reward opportunities and Performance Goals for comparable performance under the Plan as in effect on the date immediately prior to the Change in Control.